Exhibit 99.1

Ares Acquisition Corporation III Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing August 20, 2026

NEW YORK – August 20, 2026 – Ares Acquisition Corporation III (NYSE: AAC.U) (the “Company”),  a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, today announced that, commencing August 20, 2026, holders of the 39,500,000 units sold in the Company’s initial public offering (the “Units”), completed on July 1, 2026, may elect to separately trade the Class A ordinary shares and warrants included in the Units. Those Units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “AAC.U,” and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “AAC” and “AAC WS,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

The Units were initially offered by the Company in an underwritten offering. J.P. Morgan and Jefferies acted as joint book-runners and representatives of the underwriters for the offering. A registration statement relating to the Units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on June 29, 2026.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: J.P. Morgan Securities LLC, 270 Park Avenue, New York, New York, 10017, Attention: Equity Syndicate Desk, and Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ares Acquisition Corporation III

Ares Acquisition Corporation III is a special purpose acquisition company sponsored by a subsidiary of Ares Management Corporation (NYSE: ARES) (“Ares”), a leading global alternative investment manager. Having completed a $395 million initial public offering in July 2026, the Company seeks to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination and is expected to benefit from its affiliation with Ares through access to corporate relationships, industry sector expertise and value creation capabilities. For more information, please visit: https://www.ares.com/us/businesses-and-products/our-products/aac-iii.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact

IRAACIII@ares.com

+1 888-818-5298

Media Contact

media@ares.com

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